EXHIBIT 10.17

Jeff D. Whynot	600 Citadel Drive
Senior Vice President – Human Resources	Commerce, California 90040
(323) 869-7642	Fax (877) 804-3392
jeff.whynot@smartandfinal.com

January 25, 2014

Eleanor Hong

Re: Offer of Employment

Dear Eleanor:

I am pleased to offer you the Senior Vice President position of Chief Marketing Officer for Smart & Final Stores LLC (the “Company”). In that capacity you will report directly to Dave Hirz, President & CEO. Your office will be located at the Corporate Office in Commerce, California.

Employment.

Your first date of employment is tentatively planned for Monday, February 24, 2014.

As is the Company’s policy with all its associates, your employment is deemed “at will” and may not be made otherwise except in writing by the CEO. Please acknowledge your acceptance of this offer letter and the items contained herein by executing the enclosed copy and returning it to me by Monday, January 27, 2014 or it will be deemed to have expired.

Compensation.

Your base salary will be $7,692.31 per week which is paid on a biweekly basis and is $400,000.00 if annualized. You will be a participant in an annual incentive program with an annual target of 60% of base salary and a maximum of 150% of the target, which is based upon overall company performance against EBITDA, comparable store sales and new store performance. The 2014 incentive plan objectives and payment scales are to be finalized at the upcoming Board meeting on January 31, 2014 and will be sent to you upon Board approval. Your 2014 bonus payment will not be prorated. You must be employed at the end of the fiscal plan year in order to be eligible for that year’s bonus payment, except as provided below under the heading “Termination.”

Benefits.

You will accrue 4 weeks of vacation per year and the accrual is capped at 8 weeks (two times your annual accrual).

You will be eligible for medical, dental, vision, and life insurance, at 1x your annual salary, which is effective the first of the month following 30 days of employment. You are also eligible to participate in the executive medical program. You may participate in the 401(k) plan following 90 days of employment with a company match of fifty cents on the dollar up to your first six percent of salary deferred for a potential match of 3% a year, subject to the terms of the 401(k) plan. You will also be eligible to participate in the Supplemental Deferred Compensation Plan.

Eleanor Hong

January 25, 2014

Stock Options.

Subject to the approval of the Board of Directors (or a duly authorized committee thereof) of Smart & Final Holdings, Inc. (“Holdings”), Holdings will grant you nonqualified options to purchase 1,250 shares of common stock of Holdings (the “Options”) within 30 days of your start date on the terms set forth below:

•                 The per share exercise price of 850 of the Options will be $1,500 (which shall not be less than the fair market value of the underlying shares), and the per share exercise price of 400 of the Options will be $2,250.

•                 The Options will vest in five equal installments of 20% per year, subject to your continuous service through each such vesting date.

•                 The Options will be subject to the terms and conditions of the stock incentive plan and standard award agreement under which they are granted (provided that your resignation for Good Reason (as defined below) will be treated under the award agreement as if your employment was terminated without Cause).

Sign-on Bonus.

We are also offering you a $200,000.00 sign-on bonus to be paid in four installments; within 10 days following your start date, at 6 months, at one year, and at 18 months of employment. You must be employed at each installment period to be eligible for that installment payment, except as provided below under the heading “Termination.”

Relocation.

We are offering you a relocation package to include:

•                 Movement of household goods including cars and artwork, and storage for up to six months. At your discretion, the Company can work with you for a direct billing of these services or reimburse you for the expense if you prefer to coordinate the moving yourself. The Company will provide a rental vehicle or a company vehicle for you to use until your personal vehicles arrive in California.

•                 The Company will provide temporary housing at no cost to you not to exceed six months. This housing would include furnishing. This also can be a direct billing arrangement or a reimbursement of expenses, depending on your preference.

•                 The Company will cover the travel expenses of air, hotel and transportation for up to 5 trips from California to Wisconsin while you are in the process of selling your home.

•                 Reasonable costs associated with selling your current home, to include:

o                Brokerage fee (up to 6%)

o                Title charges

o                Escrow charges

o                Pest inspection

o                Natural hazard report

•                 Reasonable costs associated with buying a new home, to include:

o                Appraisal fee

o                Flood Zone fee

o                Funding fee

o                Tax service fee

o                Settlement/closing fee

o                Doc prep fees

o                Endorsement fee

Eleanor Hong

January 25, 2014

o                Title insurance

o                Inspection fee

o                Courier fees

o                Recording fees

o                Pool inspection

o                Loan Processing Fee

•                 Gross up to cover income tax related to the relocation package

Should you resign without Good Reason or be terminated for Cause prior to completing two years of service, you agree to repay the relocation expenses on a click down using a reduction of 1/24th for each month of completed service.

The reimbursement and payment of all of the relocation expenses provided above will be subject to, and consistent with, the Company’s policies for expense payment and reimbursement, in effect from time to time.

Arbitration Agreement.

As a condition of your employment, you are required to execute the Mandatory Arbitration Agreement in the form attached hereto as Exhibit A.

Termination of Employment.

Termination without Cause; Resignation for Good Reason.

Subject to your executing, and not revoking the Release (described below), if the Company terminates your employment without Cause (as defined below) or if you resign for Good Reason (as defined below), you will be entitled to the following severance (“Severance”):

•                 Continued regular payments of your Base Salary, at the highest annual rate in effect at any time up to and including the date of your termination of employment, for a 12 month period following the date of your termination of employment, payable in accordance with the Company’s regular payroll practices, provided, however, that payment will not commence until at least 60 days following the date of your termination of employment. The first payment will include any amounts that would otherwise have been made to you between the date of your termination of employment and the date of the first payment.

•                 An amount equal to the annual bonus that you would be entitled to receive under the Company’s annual bonus plan, if any, had your employment not been terminated during the performance period for such annual bonus plan and based on the attainment of the relevant performance goals for the performance period, multiplied by a fraction, the numerator of which is the number of days during the performance period in which you were employed by the Company and the denominator of which is 365. You will be entitled to receive the bonus, if any, payable pursuant to this paragraph at the same time that the Company pays bonuses to its continuing employees under such annual bonus plan.

•                 A continuation of the welfare benefits of medical (including the Executive Medical Reimbursement Plan), dental and vision insurance, through the earlier of (1) 12 months or (2) until you obtain eligibility of welfare benefits from a subsequent employer (the “Continuation Period”). Such welfare benefits will be provided to you at the same

Eleanor Hong

January 25, 2014

premium cost, and at the same coverage level, as in effect as of the date of your termination of employment. However, in the event the premium cost and/or level of coverage changes for all employees of the Company, the cost and/or coverage level, likewise, will change for you in a corresponding manner. Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover you under its group health plans without adverse tax consequences to you or the Company, then, in either case, an amount equal to the difference between the full monthly plan premium payment and the current monthly premium paid as an active employee will thereafter be paid to you as currently taxable compensation in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof).

•                 For a period of twelve (12) months after the date of your termination of employment, the Company will provide you with reasonable executive level outplacement services that are directly related to your termination of employment with the Company.

•                 Any unpaid sign-on bonus amounts that you would have been entitled to receive had you remained employed with the Company through 18 months of employment, payable on the 60th day following your termination of employment.

Any Other Termination.

If your employment is terminated other than by the Company without Cause or by you for Good Reason, you will receive your Base Salary and accrued vacation through the date of such termination of employment, at the rate then in effect, plus all other amounts to which you are entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to you.

Release.

In order to receive the Severance, you must execute a release (“Release”) of the Company and its affiliates, officers, directors, stockholders, employees, agents, insurers, representatives and successors from and against any and all claims that you may have against any person or entity relating to your employment by the Company and the termination thereof and such Release must become effective and enforceable in accordance with its terms on or before the 60th day after your termination of employment.  For the avoidance of doubt, the Release shall be in a form applicable to senior executives of the Company and shall not waive any rights which you may have in relation to your Options.

Cause; Good Reason.

“Cause” shall mean a finding by the Company that you have (i) committed a felony or a crime involving moral turpitude; (ii) committed an act of gross negligence or fraud in connection with the performance of your duties; (iii) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice to you thereof); (iv) failed or refused to substantially perform your material employment duties (other than by reason of physical or mental impairment) or to implement the reasonable directives of the Company (which, in each case, if curable, is not cured within 30 days after notice to you thereof); or (v) willfully engaged in misconduct that is materially injurious to the Company, monetarily or otherwise.

“Good Reason” shall mean any of the following actions if taken without your prior written consent: (i) a material breach by the Company of this letter or any documents relating to your Options; (ii) a material reduction in your responsibilities or duties as in effect on your start date; or (iii) a change in the geographic location at which you must perform the services to a location that is 25 miles further (one-way) from your residence (as of the date of such change in geographic location) than the Company’s location is from such residence. Notwithstanding any provision of this letter to the contrary, a reduction of your Base Salary in connection with a Companywide reduction in salary or a general reduction in salary of the Company’s executive officers, in each

Eleanor Hong

January 25, 2014

case, where the percentage reduction of your Base Salary is not greater than the percentage reduction of all other executives, shall not be Good Reason.

To resign for Good Reason you must provide not less than 30 days’ and not more than 60 days’ prior written notice to the Company specifying in reasonable detail the reason; provided, however, that the Company shall have a reasonable opportunity to cure any such Good Reason (to the extent curable) within 30 days after the Company’s receipt of such notice; and provided further that, if the Company is not seeking to cure, the Company shall not be obligated to allow you to continue working during such period and may, in its sole discretion, accelerate such termination of your employment to any date during such period (provided that the Company shall be obligated, in addition to any Severance, to pay the Base Salary and continue the medical, dental and vision insurance, which you would have received during the notice period). You may not terminate employment for Good Reason regarding any of the Company’s acts or omissions of which you have actual notice for 90 days or more.

Section 409A.

This letter is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, all provisions hereof, or incorporated herein by reference, will be construed and interpreted to comply with Section 409A of the Code. Further, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter will be treated as a separate payment of compensation. Notwithstanding any other provision hereof, if you are, as of the date of termination, a “specified employee” for purposes of Treasury Regulation § 1.409A-1(i), then any amount payable to you pursuant to this letter that is required to be deferred to avoid the imposition of taxes under Section 409A of the Code, will not be paid before the date that is six months after the date of your termination (or the earliest date permitted under Section 409A of the Code), to the extent such delay is necessary in order to avoid the imposition of taxes under Section 409A of the Code. Any reimbursements or in-kind benefits provided under this letter will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. In no event may you, directly or indirectly, designate the calendar year of a payment.

Return of Property; Proprietary Information; Non-Disparagement.

Return of Property.

You hereby agree that upon the date of your termination of employment, you must promptly return to the Company any and all property of the Company, including any keys, Company vehicles, credit cards, passwords, cellular telephones, computers, software, hardware, manuals, equipment, furniture, or any other tangible or intangible property of the Company which you may have in your possession, custody or control. You further agree that in connection with your termination of employment with the Company you will fully and voluntarily cooperate with Company personnel in: (1) the transition of any duties, information or other business of the Company; (2) any communication to staff or subordinates; (3) the disclosure of any material Company business underway; and (4) taking all steps necessary to safeguard and secure any Company equipment, programs, data, and access thereto and to refrain from any action that would jeopardize same.

Propriety Information.

Eleanor Hong

January 25, 2014

You acknowledge and agree that you will have access to certain “Confidential Information” of the Company. “Confidential Information” as used throughout this letter means any secret or proprietary information not generally available to the public relating directly to the Company’s business and that of the Company’s affiliated companies and subsidiaries, including, but not limited to, sales, software, technical compilations, products, customer lists, pricing policies, employment records and policies, operational methods, marketing plans and strategies, product development techniques or plans, business acquisition plans, personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research programs, trade “know-how,” trade secrets (as defined in California Civil Code section 3426.1(d)), specific software, algorithms, computer processing systems, object and source codes, user manuals, systems documentation, and other business affairs of the Company and the Company’s affiliated companies and subsidiaries. Any breach of the provisions of this confidentiality provision shall be deemed a material breach of this letter.

Non-Disparagement.

Following your employment with the Company, you shall not disparage or negatively criticize the Company, its management, its products, or any of its employees to any person in any manner whatsoever.  Following your employment the Company shall direct its directors and officers to not disparage you or negatively criticize you to any person in any manner whatsoever.

It is understood and agreed that the promises and representations as to the confidentiality and non-disparagement provisions contained herein constitute a material consideration of this letter, and any breach by you of said confidentiality and/or non-disparagement provisions shall be deemed a material breach of this letter. Further, you agree that in the event of any breach of these provisions, monetary damages are not adequate and the Company may seek injunctive or other equitable relief to prevent any further breach in any court of competent jurisdiction.

Miscellaneous.

Governing Law.

This letter shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.

Employment Requirements.

To comply with some formalities, please be prepared to demonstrate proof of citizenship so that an I-9 can be filed under the Immigration Reform and Control Act of 1986. Also, in an effort to be consistent with our hiring practices across the board, all employees are required to successfully complete a drug and background screening as a condition of employment.

Successors and Assigns; Binding Agreement.

The rights and obligations of the parties under this letter shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns. This letter is a personal contract, and, except as specifically set forth herein, your rights and interests herein may not be sold, transferred, assigned, pledged or hypothecated by any party without the prior written consent of the others. As used herein, the term “successor” as it relates to the Company or Holdings, shall include, but not be limited to, any successor by way of merger, consolidation or sale of all or substantially all of such entity’s assets or equity interests.

I genuinely look forward to you joining our team at an exciting time at Smart & Final. We are looking forward to the valuable contributions you will bring to the Company. Congratulations and welcome aboard!

Eleanor Hong

January 25, 2014

Very truly yours,

/s/ Jeff D. Whynot
Jeff D. Whynot
Senior Vice President, Human Resources

Agreed to and accepted this 27 day of January 2014.

/s/ Eleanor Hong Eleanor Hong

Cc:                         Dave Hirz

EXHIBIT A

MANDATORY ARBITRATION AGREEMENT

MUTUAL ARBITRATION AGREEMENT

The purpose of this Mutual Arbitration Agreement (“Agreement”) is to allow for the speedy, cost-effective resolution of any disputes arising out of your employment between you and Smart & Final (and/or any of its directors, executives, employees, associates, members, shareholders, and partners) via private arbitration. Unlike a court proceeding, a private arbitration is often quicker and less expensive. The same claims that could have been brought in a court of law and determined by a judge or jury will, under this Agreement, be resolved by a neutral arbitrator chosen by the parties. In other words, while the place and manner in which claims may be decided has changed, your right to have your claims decided by an independent third party remains unchanged.

Therefore, in order to fairly and quickly resolve any disputes which may arise in the context of your employment relationship, and as a condition of your employment and continued employment with Smart & Final (the “Company”), you (“Associate”) and the Company agree as follows:

The Company and Associate (collectively, the “Parties”) agree that a final and binding arbitration held before a single, neutral arbitrator shall be the exclusive remedy for all covered claims between them. A “covered claim” is any claim (except a claim that by law is non-arbitrable) arising out of, related to, or in any way connected with Associate’s employment with the Company, including but not limited to, one for breach of contract, for any provision of the California Labor Code or a Wage Order, for unpaid expenses, or wages, for unpaid compensation or penalties for missed meal or rest breaks, for wrongful termination, for unfair competition, and for discrimination, harassment, or unlawful retaliation. As to any covered claim, each Party waives the right to jury trial and to bench trial, and also waives the right to bring, maintain, participate in, or receive money from, any class, collective, private attorney general or representative proceeding, whether in arbitration or otherwise.

This Agreement does not apply to claims for workers compensation, disability benefits, unemployment insurance, or claims arising under the National Labor Relations Act, each of which may be filed with the appropriate governmental agency. Claims based upon any pension or welfare plan that have terms which contain arbitration or other non-judicial dispute resolution procedures also are not covered by this Agreement. Nothing in this agreement restricts Associate from exercising statutory rights to seek assistance from the Department of Fair Employment and Housing or the Equal Employment Opportunity Commission. However, if one of these agencies issues a right to sue notice or seeks monetary recovery or other relief on the Associate’s behalf, binding arbitration will be the sole remedy. Either Party may seek injunctive relief in a court of law to compel arbitration and to preserve the status quo pending the completion of such arbitration. The Company may take all steps necessary to enforce this Agreement in legal proceedings, but will not discipline or otherwise retaliate against Associate for engaging in concerted activity, even if that activity is in breach of this Agreement.

A request for arbitration must be submitted within the appropriate statute of limitations period under governing law. Arbitration will occur in Los Angeles County in accordance with the American Arbitration Association’s Employment Arbitration Rules (“AAA Rules”), except where such rules contradict this Agreement or state or federal law. A copy of the AAA Rules is available for you to review at Human Resources. If the parties cannot agree on an arbitrator, AAA Rules will govern selection. The Parties shall have the right to conduct discovery consistent with the AAA Rules and may bring motions prior to the arbitration hearing. The arbitrator shall issue a written award within thirty (30) days of the conclusion of evidence, which states the reasons to support the decision and is based on governing law and evidence cited. The arbitrator can order the same individual remedies that a judge could in a court of law. In deciding legal issues related to any claim and in determining the appropriate legal or equitable remedy, the arbitrator shall apply the applicable federal, state or local law. When the Company’s policies are at issue, the arbitrator shall have no power to alter, amend or change any of the Company’s policies but shall only determine whether any Company policy has been violated as alleged and any damages that may arise from that violation.

Each party shall bear its own costs and attorney fees; however, the arbitrator may award costs and attorney fees to the prevailing party to the extent permitted by law. If the claim concerns an alleged violation of public policy or a statutory or constitutional provision, the Company will pay all costs unique to the arbitration to the extent such costs would not be otherwise incurred in a court proceeding -- for instance, the Company will, if required, pay the arbitrator’s fees to the extent they exceed court filing fees. If the claim does not concern an alleged violation of a public policy or a statutory or constitutional provision, the non-prevailing Party shall pay the arbitrator’s fees and costs.

This Agreement is governed by and enforceable under the Federal Arbitration Act (“FAA”). Either Party’s ability to appeal the arbitrator’s written decision is strictly limited by applicable law under the FAA. This Agreement is the full and complete agreement of the Parties relating to the subject matter hereof. The Agreement can be modified only in a writing signed by the Associate and an authorized officer of the Company, stating the intent to revoke or modify this Agreement. If any provision in this Agreement is determined to be unenforceable, then the remaining provisions shall remain in full effect, and the unenforceable provisions shall be severed or reformed so as to make the Agreement enforceable.

BY SIGNING BELOW, I KNOWINGLY AND VOLUNTARILY WAIVE THE RIGHT TO CLASS, REPRESENTATIVE, AND COLLECTIVE PROCEDURES, AND THE RIGHT TO TRIAL BY JURY OR JUDGE FOR ANY COVERED CLAIM; I RETAIN ALL OTHER RIGHTS, INCLUDING MY RIGHT TO COUNSEL, TO CALL AND CROSS-EXAMINE WITNESSES, AND TO HAVE MY CLAIMS ADDRESSED BY AN IMPARTIAL FACTFINDER. I ACKNOWLEDGE THAT I AM HEREBY ADVISED TO SEEK LEGAL ADVICE AS TO MY RIGHTS AND RESPONSIBILITIES UNDER THIS AGREEMENT.

Associate ID #

, 2014
Associate (Print Name)	Signature	Date

Jeff D. Whynot	/s/ Jeff D. Whynot	January 25, 2014
Smart & Final	Signature	Date

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